UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 26, 2014

Anika Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	000-21326	04-314-5961
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

32 Wiggins Avenue, Bedford, MA 01730
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:   781-457-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.  Departure of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 26, 2014, Anika Therapeutics, Inc. (“Anika” or the “Company”) and Carol A. Barnett entered into a separation agreement (the “Agreement”) regarding her employment with the Company through January 29, 2015 (the “Termination Date”).  This Agreement was entered into in connection with the previously announced departure of Ms. Barnett from her position as the Company’s Chief Commercial Officer. Pursuant to the Agreement, among other items, Ms. Barnett shall remain employed by the Company, with the title of Marketing Consultant, through January 29, 2015, unless earlier terminated for cause, and Ms. Barnett shall be paid no more than $1,200 for her work during this period. Under the Agreement, Ms. Barnett will not be entitled to any additional payments, including bonus payments, from the Company. Ms. Barnett shall be eligible to continue to receive medical and dental plan coverage under and subject to COBRA through the Termination Date, provided that Ms. Barnett is responsible for payment of the entire premium and any other amounts necessary to maintain COBRA coverage. Ms. Barnett continues to be bound by the terms and conditions of the non-disclosure and non-competition agreement executed in connection with her employment by the Company. Additionally, in consideration of the continued employment, pay, and benefits provided by the Agreement, Ms. Barnett has released the Company, its directors, and all related entities, including, among others, Company officers, employee benefit plans, fiduciaries of such plans and other providers of services to the Company (together, without limitation, the “Releasees”), from all known and unknown claims that, as of the date of the Agreement, Ms. Barnett had, has ever had, had a claim to have or ever had a claim to have against any Releasee.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

Anika Therapeutics, Inc.

Dated: December 2, 2014	By:	/s/ Sylvia Cheung
Sylvia Cheung
Chief Financial Officer